Exhibit 99.1

            R.H. Donnelley Inc Initiates Redemption of All of Its 9 1/8% Senior Subordinated Notes Due 2008

    PURCHASE, N.Y.--(BUSINESS WIRE)--Jan. 8, 2004--R.H. Donnelley Inc., a subsidiary of R.H. Donnelley Corporation (NYSE:RHD), today announced that it has initiated a redemption of all of its outstanding 9 1/8% Senior Subordinated Notes due 2008. The entire outstanding aggregate principal amount of $21,245,000 of the 9 1/8% Senior Subordinated Notes will be redeemed on February 6, 2004 at a redemption price of 104.563% of the principal amount thereof, plus accrued and unpaid interest.
    The redemption of the 9 1/8% Senior Subordinated Notes and the expenses and premiums incurred in connection therewith will be funded with proceeds from the Term Loan B-2 portion of the Company's Senior Credit Facility amended December 8, 2003.

    About R.H Donnelley

    R.H. Donnelley is a leading publisher of yellow pages directories which publishes 260 directories under the Sprint Yellow Pages (R) brand in 18 states, with major markets including Las Vegas, Orlando, and Lee County, Florida. The Company also serves as the exclusive sales agent for 129 SBC directories under the SBC Smart Yellow Pages
(R) brand in Illinois and northwest Indiana through DonTech, its perpetual partnership with SBC. Including DonTech, R.H. Donnelley serves more than 250,000 local and national advertisers. For more information, please visit R.H. Donnelley at www.rhd.com

    Safe Harbor Provision

    Certain statements contained in this press release regarding R.H. Donnelley's future operating results or performance or business plans or prospects and any other statements not constituting historical fact are "forward-looking statements" subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995. Where possible, the words "believe," "expect," "anticipate," "should," "planned," "estimated," "potential," "goal," "outlook," and similar expressions, as they relate to R.H. Donnelley or its management, have been used to identify such forward-looking statements. Without limiting the generality of the foregoing, the statements under the caption "Outlook" are forward-looking statements. Regardless of any identifying phrases, these statements and all other forward-looking statements reflect only R.H. Donnelley's current beliefs and assumptions with respect to future business plans, prospects, decisions and results, and are based on information currently available to R.H. Donnelley. Accordingly, the statements are subject to significant risks, uncertainties and contingencies which could cause R.H. Donnelley's actual operating results, performance or business plans or prospects to differ from those expressed in, or implied by, these statements. Such risks, uncertainties and contingencies are described in detail in Management's Discussion and Analysis of Financial Condition and Results of Operations in the Company's Annual Report on Form 10-K for the year ended December 31, 2002, as well as the Company's other periodic filings with the Securities and Exchange Commission, and in summary and without limitation include the following: (1) our ability to meet our substantial debt service obligations; (2) restrictive covenants under the terms our debt and convertible preferred stock agreements; and (3) general economic conditions.

    CONTACT: R.H. Donnelley
             Steven M. Blondy
             Jenny L. Apker
             914-933-3178